CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 20 to the Registration Statement on Form N-4 (No. 333-20343) of our report dated March 3, 2009, relating to the financial statements of Union Security Life Insurance Company of New York, which are included in the Post-Effective Amendment No. 19 to the Registration Statement on Form N-4 filed on April 28, 2009. We also consent to the reference to us under the heading "Independent Registered Public Accounting Firm" in the Post-Effective Amendment No. 19 to the Registration Statement on Form N-4 filed on April 28, 2009 which is incorporated by reference to this Post-Effective Amendment No. 20 to the Registration Statement.

PRICEWATERHOUSECOOPERS LLP
New York, New York
November 16, 2009